Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:

Marmon Holdings, Inc.	Berkshire Hathaway Inc.
David Dees 312-845-5343	Marc Hamburg 402-346-1400

BERKSHIRE HATHAWAY INC. TO ACQUIRE 60% OF PRITZKER FAMILY COMPANY, MARMON HOLDINGS, INC.

OMAHA, NE and CHICAGO, IL—December 25, 2007—

Berkshire Hathaway Chairman and CEO Warren Buffett and Tom Pritzker, Chairman of Marmon Holdings today announced that Berkshire will purchase 60% of Marmon Holdings, Inc., a private company owned by trusts for the benefit of members of the Pritzker Family of Chicago.

The closing is anticipated to occur in the first quarter of 2008. Prior to closing, Marmon will make a substantial distribution of cash and certain assets to the selling shareholders. At closing Berkshire will acquire 60% of Marmon for $4.5 billion. The remaining 40% will be acquired through staged acquisitions over a five to six year period for consideration to be based on the future earnings of Marmon. The transaction remains subject to customary closing conditions, including regulatory approvals.

Marmon is a private company that was acquired in 1953 by two brothers, Jay and Robert Pritzker, when it was a small ailing manufacturing operation in Ohio. In 2002 Jay’s son Tom became Chairman of Marmon. He then recruited John Nichols to become CEO of Marmon and in 2006 John was succeeded by Frank Ptak who is currently CEO of Marmon.

Today, the Marmon Group is an international association of more than 125 manufacturing and service businesses that operate independently within diverse business sectors. These sectors are Wire & Cable, serving energy related markets, residential and non-residential construction and other industries; Transportation Services & Engineered Products, including railroad tank cars and intermodal tank containers; Highway Technologies, primarily serving the heavy-duty highway transportation industry; Distribution Services for specialty pipe and tubing; Flow Products for the plumbing, HVAC/R, construction and industrial markets; Industrial Products including metal fasteners, safety products and metal fabrication; Construction Services, providing the leasing and operation of mobile cranes primarily to the energy, mining and petrochemical markets; Water Treatment equipment for residential, commercial and industrial applications; and Retail Services, providing store fixtures, food preparation equipment and related services. Member companies employ approximately 21,000 people and operate more than 250 manufacturing, distribution and service facilities, primarily in North America, the United Kingdom, Europe and China. Collective revenues total approximately $7 billion.

Between 2002 and 2007 Marmon’s operating income more than tripled. During that same period operating margins increased from 4.9% to 12.4%.

In commenting on the transaction, Warren Buffett noted: “Our transaction was done just the way Jay would have liked it to be done – no consultants or studies. After meeting with Messrs. Ptak and Nichols, they were just what I expected from Marmon’s impressive record of growth and profitability over the years, and the decision to purchase and work out the details of this transaction was done without delay. I am pleased that over the next five to six years, we will be partnering and working with Tom Pritzker, John Nichols and Frank Ptak in continuing to build Marmon.”

Tom Pritzker observed “This transaction is the culmination of a process that began six years ago. We brought John Nichols in as CEO and began rebuilding Marmon’s existing lines of business. Berkshire Hathaway’s decision recognizes the fine work of our management team over this period and the transaction is being done in the context of the previously reported restructuring of our family business interests.”

John Nichols said “This is a transaction that works for all stakeholders. It will allow Marmon to thrive under its existing management team and continue implementing our management philosophy. While we have a new shareholder, it is clear that Berkshire Hathaway shares the values and approach established by the Pritzkers over many decades.”

Frank Ptak said: “We have had a very positive experience working with Tom and the leadership of the Pritzker family. We are very happy that they have been able to structure this transaction in the way that will allow us to continue to grow Marmon. From management’s perspective, we are excited and energized by the idea that Warren Buffett is partnering with Tom Pritzker and John Nichols to provide guidance for our future growth.”

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.